News Release

For Immediate Release:	For More Information, Contact:
April 27, 2021	Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $28.2 million, or $0.99 per diluted common share, for the three months ended March 31, 2021, an increase of 59.7% on a per share basis, compared to $18.2 million, or $0.62 per diluted common share, recorded in the first quarter of 2020. The increase in earnings was driven by lower credit costs and higher noninterest income.

The Company continued to experience high balance sheet growth during the first quarter of 2021, with total assets increasing by $447 million, or 24.8% annualized. This growth was driven by a $460 million, or 29.7% annualized, increase in deposits from December 31, 2020.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2021 was $55.2 million, a 0.9% increase from the $54.8 million recorded in the first quarter of 2020. The increase in net interest income was due to higher levels of interest-earning assets and the recognition of PPP loan fees, the effects of which were mostly offset by a lower net interest margin.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the first quarter of 2021 was 3.27%, which was 69 basis points lower than the 3.96% realized in the first quarter of 2020. The decline was primarily due to the impact of lower interest rates and the lower incremental reinvestment rates realized from funds provided by the high deposit growth.

Driven by high deposit growth, average interest-earning assets increased by 23.3% in the first quarter of 2021 compared to the first quarter of 2020. The funds provided by the in-flow of deposits were used primarily to either purchase investment securities or were held in the Company's account at the Federal Reserve Bank, each of which increased net interest income but negatively impacted the Company's net interest margin. Additionally, in March 2020, the Federal Reserve Bank decreased interest rates by 150 basis points, which negatively impacted the Company's net interest margin beginning in the second quarter of 2020.

In the first quarter of 2021, the Company processed $111 million in PPP loan forgiveness payments related to 2020 originations and also originated approximately $111 million in new PPP loans, which resulted in an unchanged balance of total PPP loans of $241 million from December 31, 2020. Including accelerated amortization of deferred PPP loan fees, the Company recorded a total of $3.0 million in PPP fee-related interest income during the first quarter of 2021, which, when combined with the note rate of 1.00%, resulted in a total yield on PPP loans of 6.16% for the quarter. The Company has $9.0 million in remaining deferred PPP loan fees, of which $3.1 million relates to 2020 originations and $5.9 million relates to 2021 originations.

Allowance for Loan Losses, Provision for Loan Losses and Asset Quality

On January 1, 2021, the Company adopted the Current Expected Credit Loss (CECL) methodology for estimating credit losses, which resulted in an increase of $14.6 million in the Company's allowance for loan losses and an increase of $7.5 million in the Company's reserve for unfunded commitments. The tax-effected impact of those two items amounted to $17.1 million and was recorded as an adjustment to the Company's retained earnings as of January 1, 2021.

The Company recorded no provision for loan losses in the first quarter of 2021 compared to $5.6 million in the first quarter of 2020. The higher provision in 2020 was primarily related to estimated incurred losses associated with the pandemic that was emerging at the time. Under the CECL methodology for recording expected credit losses adopted at January 1, 2021, which resulted in the increase to the allowance for loan losses noted above, the Company determined that no further adjustment was necessary for the first quarter of 2021.

Total net loan charge-offs for the first quarters of 2021 and 2020 amounted to $1.1 million and $2.5 million, respectively, or 0.10% and 0.22% of average loans on an annualized basis, respectively.

Total nonperforming assets amounted to $50 million at March 31, 2021, or 0.65% of total assets, compared to $38.3 million a year earlier, or 0.60% of total assets. At March 31, 2021, loans on deferral status associated with the pandemic amounted to $5.9 million.

Noninterest Income

Total noninterest income for the first quarter of 2021 was $20.7 million, a 50.8% increase from the $13.7 million recorded for the first quarter of 2020.

Service charges on deposit accounts amounted to $2.7 million for the first quarter of 2021, an 18.1% decrease compared to $3.3 million in the first quarter of 2020. The decline was primarily due to fewer instances of customer overdrafts.

Other service charges, commissions and fees amounted to $5.5 million for the first quarter of 2021, an increase of 35.7% from the $4.1 million for the first quarter of 2020. The increase was primarily due to a $0.9 million increase in bankcard revenue. Additionally, the first quarter of 2020 included a $0.5 million charge related to impairment of the Company's SBA servicing asset.

Fees from presold mortgages amounted to $4.5 million for the first quarter of 2021, an increase of 146.8%, compared to $1.8 million in the first quarter of 2020. The increase in 2021 was primarily due to higher mortgage loan origination volume arising from low mortgage loan interest rates.

SBA consulting fees amounted to $2.8 million for the first quarter, an increase of 169.1%, compared to $1.0 million for the first quarter of 2020. The increase was due to fees earned by the Company's SBA subsidiary, SBA Complete, related to assisting its third-party client banks with the PPP loan program. SBA Complete recorded approximately $1.6 million in PPP-related fees for the three months ended March 31, 2021. At March 31, 2021, SBA Complete had $0.6 million in remaining deferred PPP revenue that will be recorded as income upon completing the forgiveness process for its client banks.

SBA loan sale gains amounted to $2.3 million for the first quarter of 2021 compared to $0.6 million in the first quarter of 2020. The first quarter of 2020 was significantly impacted by temporary pandemic-related market conditions. The first quarter of 2021 was favorably impacted by the SBA increasing the guarantee percentage on most loans from 75% to 90% as part of the economic relief package.

Noninterest Expenses

Noninterest expenses amounted to $40.1 million in each of the first quarters of 2021 and 2020 with no significant variances in individual line items.

Income Taxes

The Company’s effective tax rate was 21.3% and 20.3% for the three months ended March 31, 2021 and 2020, respectively, with the 2021 increase being due to a higher proportion of fully-taxable income.

Balance Sheet and Capital

Total assets at March 31, 2021 amounted to $7.7 billion, a 21.3% increase from a year earlier. The growth was driven by an increase in deposits.

Total deposits amounted to $6.7 billion at March 31, 2021, an increase of $1.7 billion, or 33.5%, from March 31, 2020. The high deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic, as well as ongoing growth initiatives by the Company.

Total loans amounted to $4.6 billion at March 31, 2021, an increase of $71 million, or 1.6% from March 31, 2020. Excluding PPP loans, the Company's level of outstanding loans has been impacted by high mortgage loan refinancing activity, commercial loan payoffs, and soft demand arising from the pandemic.

With high levels of liquidity, the Company reduced its level of borrowings to $61.3 million at March 31, 2021, a decrease of $341 million, or 84.8%, from a year earlier. The Company has also increased its holdings of investment securities to $2.0 billion at March 31, 2021, an increase of $1.2 billion, or 132.8%, compared to a year earlier.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at March 31, 2021 of 15.58%, an increase from the 14.51% reported at March 31, 2020. The Company’s tangible common equity to tangible assets ratio was 8.33% at March 31, 2021, a decrease of 167 basis points from a year earlier, which was impacted by the high balance sheet growth.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are very pleased with our first quarter performance. We achieved a high level of profitability, and our balance sheet and capital levels remain strong. With signs that the country is emerging from the pandemic, we expect to see an increase in economic activity that should benefit both our Company and our communities." Mr. Moore also stated, "We were also pleased to be able to recently report an 11% increase in our quarterly dividend rate to $0.20 per share."

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the first quarter of 2021:

•On March 15, 2021, the Company announced a quarterly cash dividend of $0.20 per share payable on April 25, 2021 to shareholders of record on March 31, 2021. This dividend rate represents an 11.1% increase over the dividend rate declared in the first quarter of 2020.

•During the first quarter of 2021, the Company repurchased 106,744 shares of its common stock at an average stock price of $37.81, which totaled $4.0 million.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $7.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2021	2020	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$51,073	55,297
Interest on investment securities	6,236	5,638
Other interest income	700	1,098
Total interest income	58,009	62,033	(6.5)%
Interest expense
Interest on deposits	2,388	5,773
Interest on borrowings	383	1,501
Total interest expense	2,771	7,274	(61.9)%
Net interest income	55,238	54,759	0.9%
Total provision for loan losses	—	5,590	(100.0)%
Net interest income after provision for loan losses	55,238	49,169	12.3%
Noninterest income
Service charges on deposit accounts	2,733	3,337
Other service charges, commissions, and fees	5,522	4,069
Fees from presold mortgage loans	4,544	1,841
Commissions from sales of insurance and financial products	2,190	2,068
SBA consulting fees	2,764	1,027
SBA loan sale gains	2,330	647
Bank-owned life insurance income	620	642
Other gains (losses), net	(34)	74
Total noninterest income	20,669	13,705	50.8%
Noninterest expenses
Salaries expense	20,131	20,110
Employee benefit expense	4,574	4,547
Occupancy and equipment related expense	3,949	4,103
Intangibles amortization expense	897	1,055
Foreclosed property losses (gains), net	157	159
Other operating expenses	10,357	10,102
Total noninterest expenses	40,065	40,076	—%
Income before income taxes	35,842	22,798	57.2%
Income tax expense	7,648	4,618	65.6%
Net income	$28,194	18,180	55.1%

Earnings per common share - diluted	$0.99	0.62	59.7%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$55,238	54,759
Tax-equivalent adjustment (1)	443	334
Net interest income, tax-equivalent	$55,681	55,093	1.1%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2021	2020
Return on average assets (1)	1.53%	1.18%
Return on average common equity (2)	12.92%	8.52%
Net interest margin - tax-equivalent (3)	3.27%	3.96%
Net (recoveries) charge-offs to average loans	0.10%	0.22%

COMMON SHARE DATA
Cash dividends declared - common	$0.20	0.18
Stated book value - common	30.78	29.69
Tangible book value - common (non-GAAP)	21.87	21.09
Common shares outstanding at end of period	28,489,474	29,040,827
Weighted average shares outstanding - diluted	28,537,853	29,399,114

CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	8.33%	10.00%
Common equity tier I capital ratio - estimated	13.25%	12.86%
Tier I leverage ratio - estimated	9.60%	11.05%
Tier I risk-based capital ratio - estimated	14.33%	13.98%
Total risk-based capital ratio - estimated	15.58%	14.51%

AVERAGE BALANCES ($ in thousands)
Total assets	$7,477,826	6,183,098
Loans	4,684,143	4,512,893
Earning assets	6,898,406	5,595,734
Deposits	6,474,115	4,950,199
Interest-bearing liabilities	4,233,740	3,739,467
Shareholders’ equity	885,190	858,592

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
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TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Net interest income - tax-equivalent (1)	$55,681	56,463	55,080	52,954	55,093
Taxable equivalent adjustment (1)	443	457	347	330	334
Net interest income	55,238	56,006	54,733	52,624	54,759
Provision for loan losses	—	4,031	6,120	19,298	5,590
Noninterest income	20,669	19,996	21,452	26,193	13,705
Noninterest expense	40,065	41,882	40,439	38,901	40,076
Income before income taxes	35,842	30,089	29,626	20,618	22,798
Income tax expense	7,648	6,441	6,329	4,266	4,618
Net income	28,194	23,648	23,297	16,352	18,180

Earnings per common share - diluted	0.99	0.83	0.81	0.56	0.62

Cash dividends declared per share	0.20	0.18	0.18	0.18	0.18
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Mar. 31, 2021	At Dec. 31, 2020	At Mar. 31, 2020	One Year Change
Assets
Cash and due from banks	$71,206	93,724	93,666	(24.0)%
Interest-bearing deposits with banks	458,860	273,566	282,683	62.3%
Total cash and cash equivalents	530,066	367,290	376,349	40.8%

Investment securities	2,020,540	1,620,683	867,773	132.8%
Presold mortgages	31,869	42,271	14,861	114.4%
SBA loans held for sale	7,002	6,077	18,449	(62.0)%

Total loans	4,624,054	4,731,315	4,552,708	1.6%
Allowance for loan losses	(65,849)	(52,388)	(24,498)	168.8%
Net loans	4,558,205	4,678,927	4,528,210	0.7%

Premises and equipment	123,271	120,502	113,669	8.4%
Operating right-of-use lease assets	16,899	17,514	19,347	(12.7)%
Intangible assets	253,878	254,638	249,829	1.6%
Foreclosed real estate	1,811	2,424	3,487	(48.1)%
Bank-owned life insurance	107,594	106,974	105,083	2.4%
Other assets	85,259	72,451	79,001	7.9%
Total assets	$7,736,394	7,289,751	6,376,058	21.3%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$2,430,198	2,210,012	1,580,849	53.7%
Interest-bearing checking accounts	1,258,500	1,172,022	922,985	36.4%
Money market accounts	1,721,230	1,581,364	1,224,414	40.6%
Savings accounts	567,715	519,266	431,377	31.6%
Brokered deposits	9,461	20,222	85,642	(89.0)%
Internet time deposits	249	249	698	(64.3)%
Other time deposits > $100,000	525,809	543,894	553,422	(5.0)%
Other time deposits	220,325	226,567	245,601	(10.3)%
Total deposits	6,733,487	6,273,596	5,044,988	33.5%

Borrowings	61,342	61,829	402,185	(84.7)%
Operating lease liabilities	17,354	17,868	19,578	(11.4)%
Other liabilities	47,358	43,037	47,109	0.5%
Total liabilities	6,859,541	6,396,330	5,513,860	24.4%

Shareholders’ equity
Common stock	397,094	400,582	410,236	(3.2)%
Retained earnings	483,944	478,489	430,709	12.4%
Stock in rabbi trust assumed in acquisition	(2,256)	(2,243)	(2,602)	(13.3)%
Rabbi trust obligation	2,256	2,243	2,602	(13.3)%
Accumulated other comprehensive income (loss)	(4,185)	14,350	21,253	(119.7)%
Total shareholders’ equity	876,853	893,421	862,198	1.7%
Total liabilities and shareholders’ equity	$7,736,394	7,289,751	6,376,058	21.3%

First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Yield on loans	4.42%	4.42%	4.38%	4.41%	4.93%
Yield on securities	1.47%	1.62%	2.02%	2.49%	2.65%
Yield on other earning assets	0.57%	0.57%	0.64%	0.55%	1.95%
Yield on all interest-earning assets	3.41%	3.55%	3.71%	3.80%	4.46%

Rate on interest bearing deposits	0.23%	0.29%	0.37%	0.46%	0.68%
Rate on other interest-bearing liabilities	2.53%	2.55%	2.06%	1.31%	1.91%
Rate on all interest-bearing liabilities	0.27%	0.32%	0.41%	0.52%	0.78%
Total cost of funds	0.17%	0.21%	0.26%	0.35%	0.56%

Net interest margin (1)	3.25%	3.35%	3.46%	3.47%	3.94%

Net interest margin - tax-equivalent (2)	3.27%	3.38%	3.48%	3.49%	3.96%

Average prime rate	3.25%	3.25%	3.25%	3.25%	4.42%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Interest income - increased by accretion of loan discount on acquired loans	$752	802	972	802	1,241
Interest income - increased by accretion of loan discount on retained portions of SBA loans	589	737	583	591	600
Interest expense - reduced by premium amortization of deposits	15	19	23	26	31
Interest expense - increased by discount accretion of borrowings	(44)	(45)	(45)	(45)	(45)
Impact on net interest income	$1,312	1,513	1,533	1,374	1,827

First Bancorp and Subsidiaries Financial Summary - Page 5

ASSET QUALITY DATA ($ in thousands)	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Nonperforming assets
Nonaccrual loans	$39,566	35,076	31,656	34,922	25,066
Troubled debt restructurings - accruing	8,601	9,497	9,896	9,867	9,747
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	48,167	44,573	41,552	44,789	34,813
Foreclosed real estate	1,811	2,424	2,741	2,987	3,487
Total nonperforming assets	$49,978	46,997	44,293	47,776	38,300
Purchased credit deteriorated loans (1)	$8,437	8,591	9,616	9,742	9,839
Asset Quality Ratios
Net quarterly (recoveries) charge-offs to average loans - annualized	0.10%	0.07%	(0.06)%	0.12%	0.22%
Nonperforming loans to total loans	1.04%	0.94%	0.86%	0.94%	0.76%
Nonperforming assets to total assets	0.65%	0.64%	0.63%	0.69%	0.60%
Allowance for loan losses to total loans	1.42%	1.11%	1.02%	0.89%	0.54%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit deteriorated loans in accordance with ASC 310-30 accounting guidance. Prior to the Company's January 1, 2021 adoption of ASC 326 (CECL), these loans were appropriately excluded from the nonperforming loan amounts presented, regardless of nonperforming status. At March 31, 2021, approximately $0.8 million of purchased credit deteriorated loans are included in the nonaccrual loan amount.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Net interest income, as reported	$55,238	56,006	54,733	52,624	54,759
Tax-equivalent adjustment	443	457	347	330	334
Net interest income, tax-equivalent (A)	$55,681	56,463	55,080	52,954	55,093
Average earning assets (B)	$6,898,406	6,640,732	6,294,556	6,102,012	5,595,734
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.27%	3.38%	3.48%	3.49%	3.96%

Net interest income, tax-equivalent	$55,681	56,463	55,080	52,954	55,093
Loan discount accretion	1,341	1,539	1,555	1,393	1,841
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$54,340	54,924	53,525	51,561	53,252
Average earnings assets (B)	$6,898,406	6,640,732	6,294,556	6,102,012	5,595,734
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (A) / (B)	3.19%	3.29%	3.38%	3.40%	3.83%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At March 31, 2021, the Company had a remaining loan discount balance on acquired loans of $8.2 million compared to $11.5 million at March 31, 2020. At March 31, 2021, the Company had a remaining loan discount balance on SBA loans of $7.3 million compared to $6.8 million at March 31, 2020. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.